Exhibit 99.2

Roundy’s, Inc. Declares Quarterly Dividend

MILWAUKEE – August 8, 2013 – Roundy’s, Inc. (“Roundy’s”) (NYSE: RNDY), a leading grocer in the Midwest, today announced that its Board of Directors has approved the payment of a quarterly cash dividend.

The quarterly cash dividend of $0.12 per share will be paid on August 26, 2013, to stockholders of record as of the close of business on August 19, 2013.

The Board of Directors has declared quarterly dividends either after or concurrent with the Company’s quarterly earnings release. Future declarations of dividends are, in any case, subject to approval of the Board of Directors and may be adjusted as business needs or market conditions change.

About Roundy’s

Roundy’s is a leading grocer in the Midwest with nearly $4.0 billion in sales and more than 20,000 employees. Founded in Milwaukee in 1872, Roundy’s operates 161 retail grocery stores and 100 pharmacies under the Pick ’n Save, Rainbow, Copps, Metro Market and Mariano’s retail banners in Wisconsin, Minnesota and Illinois. Roundy’s is committed to helping the communities its stores serve through the Roundy’s Foundation. Chartered in 2003, the Roundy’s Foundation mission is to support organizations working to relieve hunger and helping families in crisis due to domestic abuse, neglect and other at-risk situations.

Contact:

James J. Hyland

Vice President of Investor Relations and Corporate Communications

james.hyland@roundys.com

414-231-5811